SoFi Technologies, Inc. Announces “Redemption Fair Market Value” in Connection With Redemption of its Outstanding Warrants
SAN FRANCISCO, California – November 19, 2021 – SoFi Technologies, Inc. (NASDAQ: SOFI), (“SoFi” or “the Company”), a leading digital personal finance company, today announced the “Redemption Fair Market Value” in connection with its previously announced redemption of its outstanding Warrants (as defined below). The Redemption Fair Market Value will be used to determine the number of shares of common stock, par value $0.0001 per share (the “Common Stock”), that will be issued on a “cashless” exercise of a Warrant subject to the terms of the Warrant Agreement (as defined below).
On November 4, 2021, the Company announced that it will redeem all of its outstanding warrants (the “Public Warrants”) to purchase shares of Common Stock that were issued under the Warrant Agreement, dated October 8, 2020, by and between the Company and Continental Stock Transfer & Trust Company (“CST”), as warrant agent (the “Warrant Agreement”), as part of the units sold in the Company’s initial public offering (the “IPO”) and that remain outstanding at 5:00 p.m. New York City time on December 6, 2021 for a redemption price of $0.10 per Public Warrant. In addition, the Company announced that it will redeem all of its outstanding warrants to purchase Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with the IPO (together with the Public Warrants, the “Warrants”) on the same terms as the outstanding Public Warrants. In connection with the redemption, CST previously delivered a redemption notice (the “Redemption Notice”) on the Company’s behalf, and the Company committed to inform holders of Warrants of the calculation of the Redemption Fair Market Value (as defined in the Warrant Agreement).
As warrant agent, CST has delivered a notice to each of the registered holders of the outstanding Warrants on behalf of the Company informing holders:
•that the Redemption Fair Market Value is $22.38; and
•as a result, holders who exercise their Warrants on a “cashless basis” will be entitled to receive 0.361 shares of Common Stock per Warrant.
Any Warrants that remain unexercised following 5:00 p.m. New York City time on December 6, 2021 will be void and no longer exercisable, and the holders of those Warrants will be entitled to receive only the redemption price of $0.10 per Warrant.
For additional information, including information on how holders may exercise their Warrants, see the Redemption Notice. For copies of the Redemption Notice and the Redemption Fair Market Value Notice, and answers to frequently asked questions please visit our investor relations website at https://investors.sofi.com/overview/default.aspx.
None of the Company, its board of directors or employees has made or is making any representation or recommendation to any holder of the Warrants as to whether to exercise or refrain from exercising any Warrants.
The shares of Common Stock underlying the Warrants have been registered by the Company under the Securities Act of 1933, as amended, and are covered by a registration statement filed on Form S-1 with, and declared effective by, the U.S. Securities and Exchange Commission (Registration No. 333-257092). The SEC maintains an Internet website that contains a copy of this prospectus. The address of that site is www.sec.gov. Alternatively, you can obtain a copy of the prospectus from the Company’s investor relations website at https://investors.sofi.com/overview/default.aspx.
This press release does not and will not constitute an offer to sell, or the solicitation of an offer to buy, the warrants, any shares of Common Stock, or any other securities, nor will there be any sale of the Warrants or any such shares or other securities, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.
About SoFi Technologies, Inc.
SoFi helps people achieve financial independence to realize their ambitions. Our products for borrowing, saving, spending, investing and protecting give our nearly three million members fast access to tools to get their money right. SoFi membership comes with the key essentials for getting ahead, including career advisors and connection to a thriving community of like-minded, ambitious people. SoFi is also the naming rights partner of SoFi Stadium, home of the Los Angeles Chargers and the Los Angeles Rams.
Forward-Looking Statements
This press release includes forward-looking statements. Forward-looking statements represent SoFi’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements, and there can be no assurance that future developments affecting SoFi will be those that it has anticipated. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of SoFi’s common stock and risks relating to SoFi’s business, including those described in periodic reports that SoFi files from time to time with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release speak only as of the date of this press release, and SoFi does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.
Availability of Other Information About SoFi
Investors and others should note that we communicate with our investors and the public using our website (https://www.sofi.com/), the investor relations website (https://investors.sofi.com), and on social media (Twitter and Linkedin), including but not limited to investor presentations and investor fact sheets, U.S. Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that SoFi posts on these channels and websites could be deemed to be material information. As a result, SoFi encourages investors, the media, and others interested in SoFi to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on SoFi’s investor relations website and may include additional social media channels. The contents of SoFi’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended. This material has been prepared for informational purposes only, and is not intended to provide, and should not be relied on for, tax, legal or accounting advice. You should consult your own tax, legal and accounting advisors before engaging in any transaction.
Contact Information
Investors:
Andrea Prochniak
SoFi
aprochniak@sofi.org

Media:
Rachel Rosenzweig
SoFi
rrosenzweig@sofi.org